Exhibit 4.3
EXECUTION COPY
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
     This Right of First Refusal And Co-Sale Agreement (this “Agreement”) is made and entered into as of February 12, 2004 by and among NGTV, a California corporation (the “Company”), each of the persons and entities listed on Schedule A (collectively referred to as the “Investors”), Kourosh Taj, Janak Vibhakar (each referred to herein as a “Founder” and collectively as the “Founders”) and Gene Simmons LLC, Allan Brown and Richard Abramson LLC (each referred to herein as a “Principal Shareholder” and collectively as the “Principal Shareholders”).
RECITALS
     WHEREAS, the Founders are the beneficial owners of Common Stock of the Company in the amounts set forth on Schedule B hereto;
     WHEREAS, the Principal Shareholders are the beneficial owners of Common Stock of the Company in the amounts set forth on Schedule C hereto;
     WHEREAS, the Investors acquired their shares of Common Stock as set forth in Schedule A pursuant to a financing of up to $7,000,000 of units of the Company each unit consisting of one share of Common Stock in the capital of the Company and one-half of one common stock purchase warrant (the “Financing”); and
     WHEREAS, the parties desire to enter into this Agreement to grant first refusal and co-sale rights to the Company and to the Investors.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:
ARTICLE I — DEFINITIONS
1.1 “Agency Agreement” means the agency agreement dated the date hereof by and between the Company and Standard Securities Capital Corporation;
1.2 “Common Stock” shall mean the Company’s Common Stock and shares of Common Stock issued or issuable upon exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for Common Stock.
1.3 “Founder Stock” shall mean all shares of Common Stock now owned or subsequently acquired by the Founders whether or not registered in a Founder’s name or beneficially owned by such Founder, including any interest of a spouse in any of the Founder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Founder Stock owned by the Founders as of the date hereof are set forth on Schedule B, which Exhibit may be amended from time to time by the Company to reflect changes in the number of

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shares owned by the Founders, but the failure to so amend shall have no effect on such Founder Stock being subject to this Agreement.
1.4 “Go Public Transaction” means a transaction whereby the Company becomes a publicly traded company on a recognized stock exchange in Canada or the United States (including but not limited to the Over-the-counter bulletin board) whether pursuant to: (i) a final prospectus for which a receipt has been issued by a securities commission or similar regulatory body in Canada or pursuant to an effective registration statement filed with the United States Securities and Exchange Commission; or (ii) pursuant to a reverse take-over, statutory amalgamation, statutory arrangement or similar transaction involving the Company and which, in each case, results in the common stock of the Company or the common stock of the resulting issuer being listed on a recognized stock exchange in Canada or the United States;
1.5 “Investor Stock” shall mean the shares of Common Stock now owned pursuant to the Financing or subsequently acquired by the Investors whether or not such securities are only registered in an Investor’s name or beneficiary or otherwise legally owned by such Investor.
1.6 “Principal Shareholder Stock” shall mean all shares of Common Stock now owned or subsequently acquired by the Principal Shareholder whether or not registered in a Principal Shareholder’s name or beneficially owned by such Principal Shareholder, including any interest of a spouse in any of the Principal Shareholder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Principal Shareholder Stock owned by the Principal Shareholders as of the date hereof are set forth on Schedule C, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Principal Shareholders, but the failure to so amend shall have no effect on such Principal Shareholder Stock being subject to this Agreement.
1.7 “Subscription Agreements” means the subscription agreements entered into between the Investors and the Company in respect of the purchase of Units;
1.8 “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Founder Stock or Principal Shareholder Stock.
ARTICLE II — TRANSFERS BY A FOUNDER OR PRINCIPAL SHAREHOLDER
2.1 Notice of Transfer. If a Founder or Principal Shareholder proposes to Transfer any shares of Founder Stock or Principal Shareholder Stock, as the case may be, then the Founder or Principal Shareholder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Investors at least thirty (30) days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Founder Stock or Principal Shareholder Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant

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to the provisions of Section 3.1, the Notice shall state under which section the Transfer is being made.
2.2 Company Right of First Refusal. For a period of fifteen (15) days following receipt of any Notice described in Section 2.1, the Company shall have the right to purchase all or a portion of the Founder Stock or Principal Shareholder Stock subject to such Notice on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Founder or Principal Shareholder. The Company shall effect the purchase of the Founder Stock or Principal Shareholder Stock, including payment of the purchase price in full, not more than five (5) business days after delivery of the Company’s Notice, and at such time the Founder or Principal Shareholder shall deliver to the Company the certificate(s) representing the Founder Stock or Principal Shareholder Stock to be purchased by the Company, each certificate to be properly endorsed for transfer. The Founder Stock or Principal Shareholder Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Common Stock.
2.3 Investor Right of First Refusal.
(a)	In the event that the Company does not elect to purchase all of the Founder Stock or Principal Shareholder Stock available pursuant to its rights under Section 2.2 within the period set forth therein, the Founder or Principal Shareholder shall promptly give written notice (the “Second Notice”) to each of the Investors, which shall set forth the number of shares of Founder Stock or Principal Shareholder Stock not purchased by the Company and which shall include the terms of Notice set forth in Section 2.1. Each Investor shall then have the right, exercisable upon written notice to the Founder or Principal Shareholder (the “Investor Notice”) within fifteen (15) days after the receipt of the Second Notice, to purchase such Investor’s pro rota share of the Founder Stock or Principal Shareholder Stock subject to the Second Notice on the same terms and conditions as set forth therein. The Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Founder Stock or Principal Shareholder Stock, including payment of the purchase price in full, not more than five (5) days after delivery of the Investor Notice, and at such time the Founder or Principal Shareholder shall deliver to such Participating Investors the certificate(s) representing the Founder Stock or Principal Shareholder Stock to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

(b)	Each Investor’s pro rata share shall be equal to the product obtained by multiplying (x) the aggregate number of shares of Founder Stock or Principal Shareholder Stock covered by the Second Notice and (y) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Investor at the time of the Transfer and the denominator of which is the total number of shares of Investor Stock owned by all of the Investors at the time of the Transfer.

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(c)	In the event that not all of the Investors elect to purchase their pro rata share of the Founder Stock or Principal Shareholder Stock available pursuant to their rights under Section 2.3(a) within the time period set forth therein, then the Founder or Principal Shareholder shall promptly give written notice to each of the Participating Investors, which shall set forth the number of shares of Founder Stock or Principal Shareholder Stock not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed shares. The Participating Investors shall have five (5) days after receipt of such notice to notify the Founder or Principal Shareholder of their election to purchase the unsubscribed shares on the same terms and conditions as set forth in the Second Notice (with such shares allocated pro rata if necessary).

(d)	Notwithstanding the provisions of Sections 2.2 or 2.3, no Founder or Principal Shareholder shall be required to sell their Founder Stock or Principal Shareholder Stock, as the case may be, if the election to purchase by the Company or Investors pursuant to the rights of first refusal contained in Sections 2.2 or 2.3 is not exercised for all (and not less than all) of the Founder Stock or Principal Shareholder Stock so subject to the rights of first refusal.
2.4 Right of Co-Sale.
(a)	In the event the Company and/or the Investors do not exercise their respective rights to purchase all, but not less than all, of the Founder Stock or Principal Shareholder Stock subject to Sections 2.2 or 2.3 hereof, following the exercise or expiration of the rights of purchase set forth in Sections 2.2 and 2.3, then the Founder or Principal Shareholder shall deliver to the Company and each Investor written notice (the “Co-Sale Notice”) that each Investor shall have the right, exercisable upon written notice to such Founder or Principal Shareholder within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of Common Stock on the same terms and conditions as such Founder or Principal Shareholder. Such notice shall indicate the number of shares of Investor Stock such Investor wishes to sell under his or her right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Founder Stock or Principal Shareholder Stock that such Founder or Principal Shareholder may sell in the transaction shall be correspondingly reduced.

(b)	Each Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Founder Stock or Principal Shareholder Stock covered by the Co-Sale Notice by (ii) a fraction the numerator of which is the number of shares of Investor Stock owned by such Investor at the time of the Transfer and the denominator of which is the total number of shares of Common Stock

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owned by such Founder or Principal Shareholder and the total number of Investor Stock owned by the Investors at the time of the Transfer.

(c)	Each Investor who elects to participate in the Transfer pursuant to this Section 2 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Founder or Principal Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Investor Stock which such Co-Sale Participant elects to sell.

(d)	The stock certificate or certificates that the Co-Sale Participant delivers to such Founder or Principal Shareholder pursuant to Section 2.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Founder or Principal Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Founder or Principal Shareholder shall not sell to such prospective purchaser or purchasers any Founder Stock or Principal Shareholder Stock unless and until, simultaneously with such sale, such Founder or Principal Shareholder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e)	The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more Transfers of Founder Stock or Principal Shareholder Stock made by such Founder or Principal Shareholder shall not adversely affect their rights to participate in subsequent Transfers of Founder Stock or Principal Shareholder Stock subject to Section 2.1.

(f)	If none of the Investors elect to participate in the sale of the Common Stock by the Founder or Principal Shareholder subject to the Co-Sale Notice, such Founder or Principal Shareholder may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into a bona fide agreement providing for the closing of the Transfer of the Founder Stock or Principal Shareholder Stock covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Founder Stock or Principal Shareholder Stock by a Founder or Principal Shareholder, shall again be subject to the first refusal and co-sale rights of the Company

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and/or Investors and shall require compliance by a Founder or Principal Shareholder with the procedures described in this Section 2.
2.5 Investor Sale. If an Investor who holds at least ten (10) percent of the issued and outstanding Common Stock (a “Significant Investor”) proposes to transfer at least half of its Common Stock, then such Investor shall promptly give written notice (the “Investor Notice”) simultaneously to the Company and each of the Founders and Principal Shareholders which Investor Notices shall contain the same information as specified in Section 2.1 with respect to a Notice and which Investor Notice shall specify that each Founder and Principal Shareholder shall have the right, exercisable upon written notice to the Significant Investor within fifteen (15) days after receipt of the Investor Notice, to participate in such Transfer of Common Stock on the same terms and conditions as such Significant Investor. To the extent one or more of the Founders or Principal Shareholders exercises such right of participation in accordance with the provisions hereof the number of shares of Common Stock that the Significant Investor may sell shall be correspondingly reduced and the provisions of Sections 2.4(b) to 2.4(f) inclusive shall apply mutatis mutandis subject only to the necessary reference changes to parties and holders of Common Stock required.
2.6 Termination of Co-Sale. Subject to earlier termination pursuant to Section 6.5 hereof, the obligations and rights of co-sale as contained in Section 2.4 shall terminate and be of no force and effect with respect to any proposed Transfer following twelve (12) months from the date of this Agreement.
2.7 Payment. All payments required to be made pursuant to Article II or Section 4.2 shall be made in full on the date set for closing of the transaction by way of certified check, bank draft, wire transfer or by other means of immediately available funds.
ARTICLE III — EXEMPT TRANSFERS
3.1 Exempt Transfers.
(a)	Notwithstanding the foregoing, the first refusal and co-sale rights of the Company and the Investors shall not apply to (i) any Transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or the Founder or Principal Shareholder, (ii) any pledge of Founder Stock or Principal Shareholder Stock made pursuant to a bona fide loan transaction that creates a mere security interest, or (iii) any bona fide gift; provided that in the event of any Transfer made pursuant to one of the exemptions provided by clauses (i), (ii) and (iii), (A) the Founder or Principal Shareholder shall inform the Investors of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Investors with a written agreement to be bound by and comply with all provisions of Section 2. Such transferred Founder Stock or Principal Shareholder Stock shall remain “Founder Stock” or “Principal Shareholder Stock”, as the case may be, hereunder, and such pledgee, transferee or donee shall be treated as the “Founder” or “Principal Shareholder” as the case may be, for purposes of this Agreement.

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(b)	Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Founder Stock, Principal Shareholder Stock or the Common Stock of a Significant Investor pursuant to: (i) a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), (ii) a Go Public Transaction; or (iii) a Change of Control Transaction (as defined in Section 6.5(c)).
ARTICLE IV — PROHIBITED TRANSFERS
4.1 Contravention. In the event that a Founder or Principal Shareholder should Transfer any Founder Stock or Principal Shareholder Stock in contravention of the co-sale rights of each Investor under this Agreement (a “Prohibited Transfer”), each Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder or Principal Shareholder shall be bound by the applicable provisions of such option.
4.2 Right to Sell. In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Founder or Principal Shareholder the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to transfer to the purchaser under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:
(a)	The price per share at which the shares are to be sold to the Founder or Principal Shareholder shall be equal to the price per share paid by the purchaser to such Founder or Principal Shareholder in such Prohibited Transfer. The Founder or Principal Shareholder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.4.

(b)	Within ninety (90) days after the date on which an Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Founder or Principal Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(c)	Such Founder or Principal Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a), in cash or by other means acceptable to the Investor.

(d)	Notwithstanding the foregoing, any attempt by a Founder or Principal Shareholder to transfer Founder Stock or Principal Shareholder Stock in violation of Section 2.4 hereof shall be voidable at the option of a majority

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in interest of the Investors if the Investors do not elect to exercise the put option set forth in this Section 4, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Investors.
ARTICLE V — LEGEND
5.1 Legend.
(a)	Each certificate representing shares of Founder Stock or Principal Shareholder Stock now or hereafter owned by the Founder or Principal Shareholder or issued to any person in connection with a transfer pursuant to Section 3.1 hereof shall be endorsed with substantially the same wording as set forth below:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)	The Founders and Principal Shareholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.
ARTICLE VI — MISCELLANEOUS
6.1 Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Founders and Principal Shareholders and the Company shall use their best efforts to assist each Investor in, compliance with applicable laws.
6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
6.3 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Investors, by persons holding more than a majority in interest of the Common Stock;

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and (iii) as to the Founders and Principal Shareholders, only by a majority in interest of the Founders and a majority in interest of the Principal Shareholders. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6(c) shall be binding upon each Investor, the Company, the Founders and the Principal Shareholders.
6.4 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns and legal representatives.
6.5 Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a)	the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act;

(b)	the date of the closing of a Go Public Transaction;

(c)	the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a “Change of Control Transaction”); provided that this Section 6.5(c) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

(d)	date as of which the parties hereto terminate this Agreement by written consent of a majority in interest of the Investors, a majority in interest of the Founders, a majority in interest of the Principal Shareholders and the Company; or

(e)	the date which is five (5) years from the date of this Agreement.
     6.6 Ownership. Each Founder and Principal Shareholder represents and warrants with respect to himself, herself or itself that:
(a)	each is the sole legal and beneficial owner of those shares of Founder Stock or Principal Shareholder Stock, as the case may be, he, she or it currently holds subject to the Agreement, and

(b)	no other person has any interest (other than a community property interest) in such shares.

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6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto, provided that any notice to be given to an Investor shall be effectively given, if an address for such Investor is not set forth on the signature page or in Schedule A annexed hereof, if given to:
Standard Securities Capital Corporation
24 Hazelton Avenue
Toronto, Ontario M5R 2E2
Attn: Marvin Igelman
Fax: (416) 515-1135
6.8 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent .of this Agreement.
6.9 Entire Agreement. This Agreement and the Schedules hereto, along with the Subscription Agreements and the Agency Agreements and each of the Schedules thereto and the other documents delivered pursuant thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
6.10 Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.11 Further Assurances. Each party will cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry this Agreement into effect.
6.12 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.

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6.13 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
6.14 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
[THIS SPACE INTENTIONALLY LEFT BLANK]

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     The foregoing RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is hereby executed as of the date first above written.

COMPANY:

NGTV

By:	/s/ Kourosh Taj

Name: Kourosh Taj
Title: CEO

FOUNDERS:

/s/ Kourosh Taj

	Kourosh Taj	Witness

Address

/s/ Janak Vibhakar

	Janak Vibhakar	Witness

Address

PRINCIPAL SHAREHOLDERS:

	GENE SIMMONS LLC	RICHARD ABRAMSON LLC

Per:	/s/ Gene Simmons	Per:	/s/ Richard Abramson

	Address	Address

/s/ Allan Brown

	Allan Brown	Witness

Address

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INVESTORS:

BTR GLOBAL GROWTH TRADING LIMITED		AEGON CAPITAL MANAGEMENT INC.

Per:	/s/ Danny Guy	Per:	/s/ John Kim

Danny Guy, Director		John Kim, Vice President, P.M.

BTR GLOBAL ARBITRAGE TRADING LIMITED		BLUMONT STRATEGIC PARTNERSHIP

Per:	/s/ Danny Guy	Per:	/s/

Danny Guy, Director

BTR GLOBAL OPPORTUNITY TRADING LIMITED		STANDARD MERCANTILE BANCORP LP

Per:	/s/ Danny Guy	Per:	/s/

Danny Guy, Director

HJG PARTNERSHIP		MISTY MANAGEMENT INC.

Per:	/s/	Per:	/s/ Larry Torkin

Larry Torkin, President

CASURINA PERFORMANCE FUND		FRONT STREET CANADIAN HEDGE

Per:	/s/	Per:	/s/ Frank Mersch

Frank Mersch, Vice-President

CASURINA LIMITED PARTNERSHIP		FRONT STREET INVESTMENT MANAGEMENT INC.

Per:	/s/	Per:	/s/ Frank Mersch

Frank Mersch, Vice-President

MODENA INVESTMENTS INC.		1274639 ONTARIO LTD.

Per:	/s/ Cindy DeFrancesio	Per:	/s/

Cindy DeFrancesio, President

FOUNTAINHEAD CAPITAL ADVISORS LTD.

Per:	/s/ Emlyn David

Emlyn David, President

/s/ Denise Petican

Denise Petican		Witness

/s/ Bernie Zaionz

Bernie Zaionz		Witness

/s/ Irwin Singer

Irwin Singer		Witness

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/s/ Richard Glatt

Richard Glatt	Witness

Schedule A
INVESTORS

Name	Shares Acquired Pursuant to Financing	Address
BTR Global Growth Trading Limited	286,250

BTR Global Arbitrage Trading Limited	4,411,750

BTR Global Opportunity Trading Limited	1,860,000

Aegon Capital Management Inc.	5,738,000

Blumont Strategic Partnership	131,160

Front Street Canadian Hedge	196,740

Front Street Investment Management Inc.	459,060

Casurina Performance Fund	688,590

Casurina Limited Partnership	1,803,450

Standard Mercantile Bancorp LP	1,639,000

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Name	Shares Acquired Pursuant to Financing	Address
HJG Partnership	2,787,000

Modena Investments Inc.	1,967,000

Denise Petican	82,000

Misty Management Inc	98,360

Bernie Zaionz	164,000

1274639 Ontario Ltd.	82,000

Irwin Singer	129,460

Richard Glatt	98,000

Fountainhead Capital Advisors Ltd.	329,000

Schedule B
FOUNDERS

Name of Founder	Shares of Common Stock
Kourosh Taj	7,800,000

Janak Vibhakar	14,505,000

Schedule C
PRINCIPAL SHAREHOLDERS

Name of Principal Shareholder	Shares of Common Stock	Common Stock Options
Gene Simmons LLC	5,623,977	2,280,607

Allan Brown	5,623,977	2,280,607

Richard Abramson LLC	5,623,977	2,280,607